Exhibit 99.1

ALBANY INTERNATIONAL REPORTS SECOND-QUARTER 2003
EARNINGS OF 49 CENTS PER SHARE

Second-Quarter Highlights

•                  Net income was $16.0 million, or $0.49 per share, compared to $14.0 million, or $0.43 per share, for the same period last year.

•                  Net sales were $223.6 million, an increase of 9.6 percent compared to the same period last year.

•                  Operating income was $28.5 million, an increase of 13.8 percent compared to the second quarter of 2002.

•                  Net cash provided by operating activities was $32.0 million during the second quarter, compared to $24.8 million for the same period last year.

Albany, New York, July 24, 2003 — Albany International Corp. (NYSE/PCX/FWB: AIN) reported second-quarter net income per share of $0.49, compared to $0.43 for the same period last year.  The results for the second quarter of 2003 include severance, relocation, and other costs totaling approximately $0.03 per share associated with the $30 million cost reduction initiative announced in January of 2003.

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Net sales increased $19.6 million, or 9.6 percent compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales were flat.

Following is a table with second-quarter net sales and the effect of changes in currency translation rates for each business segment:

	Net sales as reported Three months ended June 30,		Increase in 2003 net sales due to changes in currency translation rates
(in thousands)	2003	2002
Engineered Fabrics	$186,341	$171,219	$15,364
Albany Door Systems	23,854	22,120	3,470
Applied Technologies	13,363	10,598	731
Total	$223,558	$203,937	$19,565

Gross profit was 41.5 percent of net sales in the second quarter of 2003, compared to 42.4 percent in the second quarter of 2002.  The decrease in gross profit percentage is attributable to higher costs associated with the implementation of cost reduction initiatives and the effect of currency rate fluctuations.

Selling, technical, general, and research expenses increased 4.8 percent compared to the same period last year, but decreased 3.8 percent excluding the effect of changes in currency translation rates.

Operating income was $28.5 million, an increase of $3.5 million, or 13.8 percent, over the second quarter of last year.  Excluding the effect of changes in currency translation rates, operating income increased 4.4 percent compared to the second quarter of 2002.

Other income/expense, net, was $2.1 million expense for the quarter, compared to $0.6 million of income in the second quarter of 2002.  The difference in 2003 is due principally to the remeasurement of intercompany balances at operations that held amounts denominated in currencies other than their local currency.

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Second-quarter income tax expense decreased due to a reduction of the estimated effective income tax rate from 35 percent in the second quarter of last year to 30 percent this year.  The Company expects the effective tax rate to remain at 30 percent for the second half of 2003.

For the first six months of 2003, net sales were 9.7 percent higher than the same period last year.  Excluding the effect of changes in currency translation rates, 2003 net sales increased 1.3 percent.  Net income per share for the first six months of 2003 was $1.14, compared to $0.53 for the same period of 2002.  The favorable income tax adjustment in the first quarter of 2003 increased net income by $0.16 per share.  Net income per share for the first quarter of 2002 included a charge of $0.18 related to the adoption of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.”

Comments on Operations

Chairman and Chief Executive Officer Frank Schmeler commented, “Without sustained economic improvements in our global markets during the quarter, sales remained flat excluding the effects of changes in currency translation rates.  However, we were able to improve earnings compared to last year, principally due to our cost reduction initiatives.

“Net cash provided by operating activities increased to $32.0 million, as compared to $24.8 million in the second quarter of 2002.  Net cash provided by operating activities for the first six months of each year was $64.3 million in 2003 and $32.6 million in 2002.

“Inventories and accounts receivable increased during the three- and six-month periods ending in June of 2003, primarily due to the effect of changes in currency translation rates.

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Engineered Fabrics

“Second-quarter 2003 net sales for the Engineered Fabrics segment increased 8.8 percent as compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales were flat as compared to the second quarter of 2002.

“Paperboard operating rates globally were unchanged overall but did reflect some regional demand increases.  Paper operating rates remained very weak, especially in the United States.  Paper and paperboard production did improve slightly in major markets, but overall industry consumption of paper machine clothing (PMC) in the first half was unchanged from 2002.

“Excluding changes in currency translation rates, net sales in North America and Europe were lower in the second quarter due to economic weakness, and were offset by net sales increases in Asia and South America.  In Asia, despite the adverse impact of SARS on regional order activity, PMC sales improved modestly.  As our representatives resume travel activity in the region, we expect future orders to return to normal levels.  To improve our efficiency in Asia, we restructured our sales coverage assignments in that region.

“Sales of new product upgrades increased during the second quarter, reflecting our customers’ desire for new PMC technologies to reduce major operating costs and improve paper and paperboard properties.

Albany Door Systems

“Weak economic conditions continued to adversely affect sales of our high-performance doors.  Compared to the second quarter of 2002, sales increased 7.8 percent, but decreased 7.8 percent excluding the effect of changes in currency translation rates.  Low-capital spending

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levels, particularly in the major high-performance door markets of the United States and Germany, continue to affect this segment.  During the quarter, we announced the closure of our door manufacturing facility in Canada and the consolidation of North American operations into the Lawrenceville, Georgia, plant during the third quarter of 2003.

Applied Technologies

“Applied Technologies segment sales increased 26.1 percent compared to the second quarter of last year and increased 19.2 percent excluding the effect of changes in currency translation rates.  Results for this segment, particularly for our tannery and textile products in Europe and South America, were encouraging.  In addition, sales of PrimaLoft® premium synthetic insulation for apparel and home furnishings continued to grow, as market penetration into Europe expands.  As with other segments, effective cost management has provided earnings benefits.”

Looking Ahead

Mr. Schmeler continued, “We are pleased with the impact of the cost reduction steps we have taken and the progress of the current $30 million cost reduction program.  Net income included expenses related to this program of $1.3 million, or $0.03 per share, for the quarter and $2.1 million, or $0.05 per share, for the first six months of 2003.  We expect charges associated with this initiative to increase substantially in the second half of 2003, with the major portion of the charges expected in the first half of 2004.  The full effects of this and previously completed cost reduction programs should provide significant earnings benefits in the second half of 2004.

"Capital expenditures were $9.3 million in the second quarter of 2003, bringing the year-to-date total to $18.7 million, compared to $11.4 million for the first six months of 2002.  The Company anticipates 2003 capital expenditures will increase to approximately $55 million resulting from the planned investments in France and Finland and our emphasis on operational efficiency and process improvement."

“Despite the combination of higher capital expenditures and an estimated $20 million contribution to our United States pension plan, our cash may increase slightly in the second half of 2003.  The prospects are good for substantial net cash flows in 2004, particularly in the second

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half following the completion of the cost reduction programs.  Management is evaluating on an ongoing basis which alternative uses for cash would be most beneficial to our shareholders.

“Continued emphasis on technology development in product and processes should improve efficiency and increase revenue for all of our business segments.  Increased global attention to the Albany Value Concept, a program that matches products and services to customer needs, helps us focus our efforts on activities that deliver greater value to our customers and improve returns to our shareholders.”

The Company plans a live webcast to discuss second-quarter 2003 earnings today at 9:00a.m. Eastern Time.  For access, go to www.albint.com.

Albany International is the world’s largest producer of paper machine clothing and high performance doors, with manufacturing plants in 15 countries and sales worldwide.  Additional information about the Company’s businesses and products is available at www.albint.com.

This release contains certain items that may be considered to be non-GAAP financial measures.  Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, and results of operations, and cash flows.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period.  That amount is then compared to the U.S. dollar amount reported in the current period.

Forward-looking statements in this release or in the webcast, including statements about future sales, earnings, cash flows, possible uses for cash, pricing, markets, cost reductions, new products and process improvements, paper industry consolidation and outlook, inventory and accounts receivable reduction, capital expenditures, tax rates, depreciation and amortization and pension contributions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2002 Annual Report to Shareholders and subsequent filings with the Securities and Exchange Commission.

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ALBANY INTERNATIONAL CORP.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(unaudited)

(in thousands except per share data)

Three Months Ended June 30,			Six Months Ended June 30,
2003	2002		2003	2002

$223,558	$203,937	Net sales	$433,971	$395,723
130,743	117,505	Cost of goods sold	251,662	228,832

92,815	86,432	Gross profit	182,309	166,891
64,270	61,348	Selling, technical, general and research expenses	126,058	119,495

28,545	25,084	Operating income	56,251	47,396
3,535	4,209	Interest expense, net	7,406	8,636
2,138	(622)	Other expense/(income), net	3,347	3,731

22,872	21,497	Income before income taxes	45,498	35,029
6,890	7,524	Income taxes	8,434	12,260

15,982	13,973	Income before associated companies	37,064	22,769
(7)	(15)	Equity in earnings of associated companies	(95)	63

15,975	13,958	Income before cumulative effect of change in accounting principle	36,969	22,832

—	—	Cumulative effect of change in accounting principle, net of taxes	—	(5,837)

15,975	13,958	Net income	36,969	16,995

406,819	346,723	Retained earnings, beginning of period	387,609	345,273
(1,799)	(1,621)	Dividends declared	(3,583)	(3,208)

$420,995	$359,060	Retained earnings, end of period	$420,995	$359,060

		Earnings per share - basic:
$0.49	$0.43	Income before cumulative effect of change in accounting principle	$1.14	$0.71
0.00	0.00	Cumulative effect of change in accounting principle	0.00	(0.18)
$0.49	$0.43	Net income	$1.14	$0.53

		Earnings per share - diluted:
$0.48	$0.42	Income before cumulative effect of change in accounting principle	$1.12	$0.70
0.00	0.00	Cumulative effect of change in accounting principle	0.00	(0.18)
$0.48	$0.42	Net income	$1.12	$0.52

32,605	32,214	Average number of shares used in basic earnings per share computations	32,522	31,913
33,163	32,846	Average number of shares used in diluted earnings per share computations	33,009	32,568

$0.055	$0.050	Dividends per share	$0.11	$0.10

ALBANY INTERNATIONAL CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	(unaudited) June 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$59,165	$18,799
Accounts receivable, net	146,357	135,339
Note receivable	21,364	20,075
Inventories:
Finished goods	91,127	90,766
Work in process	52,282	44,763
Raw material and supplies	33,274	28,534
	176,683	164,063

Deferred taxes	34,544	43,439
Prepaid expenses	8,708	7,173
Total current assets	446,821	388,888

Property, plant and equipment, net	357,752	346,073
Investments in associated companies	4,916	4,849
Intangibles	16,530	16,274
Goodwill	148,973	137,146
Deferred taxes	68,034	65,574
Other assets	54,107	52,717
Total assets	$1,097,133	$1,011,521

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes and loans payable	$17,107	$12,224
Accounts payable	30,293	39,624
Accrued liabilities	116,336	101,510
Current maturities of long-term debt	1,091	1,914
Income taxes payable and deferred	30,664	31,222
Total current liabilities	195,491	186,494

Long-term debt	216,591	221,703
Other noncurrent liabilities	166,971	168,765
Deferred taxes and other credits	33,720	33,961
Total liabilities	612,773	610,923

SHAREHOLDERS’ EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued		—
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 31,635,538 in 2003 and 28,983,057 in 2002	32	29
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,476 in 2003 and 5,607,576 in 2002	3	6
Additional paid in capital	261,588	255,484
Retained earnings	420,995	387,609
Accumulated items of other comprehensive income:
Translation adjustments	(103,770)	(147,400)
Derivative valuation adjustment	(13,034)	(13,592)
Pension liability adjustment	(35,962)	(35,962)
	529,852	446,174

Less treasury stock (Class A), at cost (2,190,139 shares in 2003 and 2,193,793 shares in 2002)	45,492	45,576
Total shareholders’ equity	484,360	400,598
Total liabilities and shareholders’ equity	$1,097,133	$1,011,521

ALBANY INTERNATIONAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2003	2002
OPERATING ACTIVITIES
Net income	$36,969	$16,995
Adjustments to reconcile net cash provided by operating activities:
Equity in earnings of associated companies	95	(63)
Depreciation	25,567	23,029
Amortization	2,550	2,470
Provision for deferred income taxes, other credits and long-term liabilities	3,410	(401)
Provision for impairment of goodwill	—	5,837
Increase in cash surrender value of life insurance	(1,470)	(1,340)
Unrealized currency transaction (gains)/losses	(1,199)	115
Gain on disposition of assets	(529)	(2,971)
Shares contributed to ESOP	3,528	2,736
Tax benefit of options exercised	322	1,643
Changes in operating assets and liabilities:
Accounts receivable	6,885	(5,780)
Sale of accounts receivable	(2,603)	(1,076)
Note receivable	(1,290)	2,844
Inventories	(2,742)	(4,798)
Prepaid expenses	(1,535)	(1,802)
Accounts payable	(9,331)	(10,727)
Accrued liabilities	6,826	(1,731)
Income taxes payable	(558)	4,969
Other, net	(615)	2,625
Net cash provided by operating activities	64,280	32,574

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(18,702)	(11,420)
Purchased software	(423)	(270)
Proceeds from sale of assets	3,824	3,789
Net cash used in investing activities	(15,301)	(7,901)

FINANCING ACTIVITIES
Proceeds from borrowings	34,532	37,661
Principal payments on debt	(36,161)	(48,558)
Dividends paid	(3,568)	(3,208)
Proceeds from options exercised	2,248	14,683
Net cash (used in)/provided by financing activities	(2,949)	578

Effect of exchange rate changes on cash flows	(5,664)	13,915

Increase in cash and cash equivalents	40,366	39,166
Cash and cash equivalents at beginning of year	18,799	6,153
Cash and cash equivalents at end of period	$59,165	$45,319